Exhibit 99.1

News Release

Media contact:

Nicole Alexander

+1.316.676.3212

Nicole_Alexander@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Hawker Beechcraft Reaches Agreement with State of Kansas

WICHITA, Kan. (Dec. 21, 2010) – Hawker Beechcraft Corporation (HBC) today announced that it has reached a formal agreement with the State of Kansas that significantly incentivizes the company to maintain its presence in Wichita over the next 10 years. Chairman and CEO Bill Boisture and Kansas Governor Mark Parkinson announced the agreement today alongside Wichita Mayor Carl Brewer and Sedgwick County Commissioner Karl Peterjohn at an event at the National Center for Aviation Training. The State’s incentive package requires Hawker Beechcraft to maintain its current product lines in Wichita and retain at least 4,000 jobs over the next 10 years.

“Today’s announcement marks a key point in the future of Hawker Beechcraft,” Boisture said. “With the acceptance of this agreement, we are committing to be successful as a Wichita, Kansas, and U.S. based private company and preserving a valued American industry in tomorrow’s aviation markets. With the strong level of commitment to our people and their skills enhancement, we intend to have the best trained work force in the industry to power the development, manufacturing and projection of our diversified product line of business turbine aircraft, trainers and special mission offerings to emerging global markets from here in Kansas.”

“As the general aviation industry continues to recover from the economic recession, this agreement is a great victory for our state as it stabilizes Hawker Beechcraft’s long-term presence in Wichita and provides some security to thousands of employees in uncertain times,” said Parkinson. “I am pleased with the workforce training assistance in this package which will further solidify Wichita as having the best trained aviation workforce in the world. With this responsible agreement, Wichita and the entire state will benefit as this critical sector of our economy prepares for a stronger future.”

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Hawker Beechcraft Reaches Agreement with State of Kansas – Page 2

The $40 million incentive package from the State of Kansas is part of the IMPACT program available through the Kansas Department of Commerce. The package includes $10 million over three years for tuition reimbursement and training as part of the State of Kansas Investments in Lifelong Learning (SKILL) funds of the program. The SKILL funds may be used for employees attending the National Aviation Training Center, Wichita State University or any of the other Kansas Regents’ institutions. Hawker Beechcraft will also receive $10 million in the first year, followed by $5 million each year for the next four years, as part of the Major Project Investment (MPI) portion of IMPACT. MPI funds may be used for other expenses related to the project, such as the purchase or relocation of equipment, product development, labor recruitment, or building costs.

IMPACT incentive packages are financed through tax exempt, public purpose bonds issued by the Kansas Development Finance Authority. These bonds are retired through the revenue received from statewide employer withholding taxes.

The City of Wichita and Sedgwick County have also agreed in principle to each provide $2.5 million over the course of five years.

“This is a significant moment for Wichita as we work to keep our great city the Air Capital of the World,” said Mayor Brewer. “I appreciate the hard work of Governor Parkinson and the partnership with Sedgwick County to reach this agreement that will protect Wichita jobs and keep Hawker Beechcraft an important piece of our aviation community for years to come.”

“We are so pleased to help announce this agreement at the National Center for Aviation Training, an important project for Sedgwick County and a critical component of the incentive package,” said Commissioner Peterjohn. “Strengthening our aviation workforce will not only profit Hawker Beechcraft, but the entire community as we return the aviation industry to more prosperous times.”

Hawker Beechcraft Reaches Agreement with State of Kansas – Page 3

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.